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                                                                    EXHIBIT 99.1

                 FORM OF AMENDED AND RESTATED AGREEMENT BETWEEN
              BOSTON CHICKEN, INC.  AND BC EQUITY FUNDING, L.L.C.


     This agreement (the "Agreement") is made as of ___, 199__ by and between BC Equity Funding, L.L.C., a Delaware limited liability company ("BC Funding"), and Boston Chicken, Inc., a Delaware corporation ("BCI").

                                    RECITALS

     BC Funding desires to make an investment in a preferred equity interest in __________, Inc., a Delaware corporation, which desires to simultaneously make an investment in a preferred membership interest of ____________, a Delaware [limited liability company] and a Boston Chicken/Boston Market Store area developer (the "Developer"). To induce BC Funding to make such investment BCI is willing to enter into this agreement pursuant to which BCI will be obligated to purchase such preferred equity interest in certain cases, all on the terms and subject to the conditions set forth herein.

                                   COVENANTS

     In consideration of the foregoing and the mutual covenants and agreements contained herein, BCI and BC Funding hereby agree as follows:

          1. DEFINED TERMS. As used herein, the following terms shall have the meanings given them below:

          "BCI" shall mean Boston Chicken, Inc., a Delaware corporation.

          "BC Funding" shall mean BC Equity Funding, L.L.C., a Delaware limited liability company.

          "Business Day" shall mean a day on which Federal and state chartered banks in Denver, Colorado are open for commercial banking business.

          "Common Shares" shall mean the common stock, par value $.01 per share, of Holdings that may be owned by BC Funding.

          "Developer" shall mean ____________, a Delaware [limited liability company].

          "Governing Document" shall mean Holdings' certificate of incorporation.

          "Holdings" shall mean _____________, Inc., a Delaware corporation.
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          "Membership Interest Purchase Agreement" shall mean the Unit Purchase
Agreement dated the same date as this Agreement pursuant to which Holdings is purchasing units of preferred membership interest in the Developer.

          "Preferred Shares" shall mean the shares of Series A preferred stock, par value $.01 per share, of Holdings owned by BC Funding.

          "Redemption Amount" shall have the meaning given it in the Governing Document.

          "Stock Purchase Agreement" shall mean the Stock Purchase Agreement between Holdings and BC Funding dated the same date as this Agreement pursuant to which BC Funding is purchasing the Preferred Shares.

          2. PURCHASE OF PREFERRED SHARES BY BCI IN EVENT OF BCI'S FAILURE TO CONSENT TO AN IPO. In the event BCI does not consent to an initial public offering of equity of the Developer requested by Holdings pursuant to the Membership Interest Purchase Agreement, then, subject to the provisions of
Section 3 hereof, BCI shall purchase from BC Funding, and BC Funding shall sell to BCI (i) all of the Preferred Shares for a purchase price equal to the Redemption Amount in effect at the closing of such purchase and (ii) all of the Common Shares at a per share purchase price equal to the price paid by BC Funding to acquire those Common Shares. Subject to the provisions of Section 3 hereof, the closing date for the purchase of the Preferred Shares and Common Shares pursuant to this Section 2 shall be the 45th calendar day after the date of the notice from Holdings pursuant to the Membership Interest Purchase Agreement requesting a public offering, or if such date is not a Business Day, the first Business Day thereafter. The closing shall be held at the principal offices of BCI. At the closing, (i) BCI shall pay the purchase price for the Preferred Shares and Common Shares in cash by wire transfer of immediately available funds to an account designated by BC Funding or, at BCI's option by delivery of registered shares of common stock of BCI having a fair market value equal to the Redemption Amount, or a combination of cash and such shares of common stock of BCI equal in the aggregate to the Redemption Amount, as determined by BCI, and (ii) BC Funding shall deliver to BCI stock certificates evidencing the Preferred Shares and Common Shares accompanied by duly executed stock powers.

          3. GOVERNMENTAL CONSENTS OR APPROVALS. In the event any sale of the Preferred Shares or Common Shares by BC Funding to BCI hereunder is subject to any requirement that BCI or BC Funding shall have obtained any consent to or approval of such transaction from any governmental authority, then (i) it shall be a condition to the respective obligations of BCI and BC Funding to consummate such transaction that such consent or approval shall have been given, and (ii) if such consent or approval has not been given prior to the closing date otherwise specified herein, the closing date shall be changed to the second Business Day following the date on which such consent or approval is given.

          4. REPRESENTATIONS AND WARRANTIES OF BCI. BCI represents and warrants to BC Funding that:

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               (a) BCI is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of BCI. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of BCI, enforceable in accordance with its terms.

          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate or incorporation or bylaws of BCI or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against BCI; (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against BCI; or (iii) breach or violate any provision of any law or regulation applicable to BCI.

     5. REPRESENTATIONS AND WARRANTIES OF BC FUNDING. BC Funding represents and warrants to BCI that:

          (a) BC Funding is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

          (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action of members and managers of BC Funding. This Agreement has been duly executed and delivered by BC Funding and constitutes a valid and binding obligation of BC Funding enforceable in accordance with its terms.

          (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provision of the certificate of formation or limited liability company agreement of BC Funding or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against BC Funding; (ii) result in any breach of or default under any mortgage, contract, agreement, indenture, trust or other instrument which is either binding upon or enforceable against BC Funding; or (iii) breach or violate any provision of any law or regulation applicable to BC Funding.

          (d) BC Funding is the sole record and beneficial owner of the Preferred Shares, free and clear of all liens, pledges, encumbrances, and claims of

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     every kind. There are no outstanding warrants, options or rights of any kind to acquire from BC Funding any of the Preferred Shares, there are no restrictions (other than those arising from federal and state securities laws and pursuant to that certain Shareholder's Agreement dated as of the date hereof by and among Holdings and all of the holders of the capital stock of Holdings) on, and there are no agreements relating to, the transfer of any of the Preferred Shares other than this Agreement. The assignment of the Preferred Shares to BCI in accordance with this Agreement will vest title to the Preferred Shares in BCI, free and clear of all liens, pledges, encumbrances, and claims of every kind except those arising by virtue of any agreement or arrangement entered into by BCI.

          (e) With respect to any Common Shares to be sold hereunder, at the time of such sale BC Funding will be the sole record and beneficial owner of the Common Shares, free and clear of all liens, pledges, encumbrances, and claims of every kind. The assignment of the Common Shares to BCI in accordance with this Agreement will vest title to the Common Shares in BCI, free and clear of all liens, pledges, encumbrances, and claims of every kind except those arising by virtue of any agreement or arrangement entered into by BCI.

     6. CHANGE OF TERMS OF PREFERRED SHARES. BC Funding agrees that it will not vote in favor of, or otherwise consent or agree to, any amendment of the Governing Document that would change in any manner whatsoever the voting powers, designations, preferences, rights, qualifications, restrictions, limitations or other terms or provisions of the Preferred Shares or Common Shares without the prior written consent of BCI, and BC Funding further agrees that it will not transfer the Preferred Shares or the Common Shares unless it has first obtained the written agreement of the proposed transferee to be bound by the provisions of this Section 6.

     7. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The respective representations, warranties, covenants and agreements of the parties shall survive the consummation of the transactions contemplated hereby.

     8. AMENDMENT AND MODIFICATION. The parties hereto may amend, modify and supplement this Agreement only by an instrument in writing executed by each party to this Agreement.

     9. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     10. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior understandings and agreements of the parties with respect thereto.

     11. HEADINGS. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

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     12.  EXECUTION IN COUNTERPART.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

     13. EXPENSES. Each of the parties to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees. BC Funding shall pay any transfer taxes arising out of the sale of Preferred Shares to BCI pursuant to this Agreement.

     14. BROKERS' COMMISSIONS. Each party to this Agreement shall indemnify and hold harmless the other party from the commission, fee or claim of any person, firm or corporation employed or retained or claiming to be employed or retained by it to bring about, or to represent it in, the transactions contemplated thereby.

     15. NOTICES. Any notice, request, information or other document to be given thereunder to any of the parties by any other party shall be in writing and delivered personally or sent by Federal Express or other carrier, transmitted by fax, or sent registered or certified mail, postage prepaid, as follows:

     If to BC Funding, addressed to:

          BC Equity Funding, L.L.C.
          c/o Boston Chicken, Inc.
          14103 Denver West Parkway
          Golden, CO  80401-4086
          Attention:  General Counsel

     If to BCI, addressed to:

          Boston Chicken, Inc.
          14103 Denver West Parkway
          Golden, CO  80401-4086
          Attention:  General Counsel

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally shall be deemed to have been given on the day it is so delivered, and any notice delivered by the other means referred to above shall be deemed to have been given on the date it is received.

     16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed therein.

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     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.


                                BC EQUITY FUNDING, L.L.C.

                                By:  BOSTON CHICKEN, INC.
                                    Its Manager

                                    By:
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                                    Title:
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                                BOSTON CHICKEN, INC.

                                    By:
                                        ------------------------------

                                    Title:
                                          ----------------------------

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